Exhibit 99.1

DAYSTAR TECHNOLOGIES (DSTI) Announces that Former United
States Secretary of Energy and Ambassador to the United Nations
under President Clinton’s administration and the former Governor of
New Mexico, William (Bill) Richardson, Joins its Board of Directors

KELOWNA, BC--( December 12, 2012) - DayStar Technologies, Inc. ( NASDAQ : DSTI ), announces a new member to their Board of Directors. Former United States Secretary of Energy, former Governor of New Mexico and Nobel Prize nominee, Bill Richardson has joined the Board of Directors of DayStar Technologies.

Lorne (Mark) Roseborough, President of DayStar, stated, “Bill Richardson made New Mexico the ‘Clean Energy State’ by requiring utilities to meet 20% of New Mexico's electrical demand from renewable sources; and established the Renewable Energy Transmission Authority to deliver New Mexico's world-class renewable resources to market. This level of determination matches DayStar’s commitment in the Global Renewable Energy Industry. Mr. Richardson’s international respect and recognition in this industry will bring proven leadership in assisting DayStar's execution of its global business model.”

Prior to being elected governor, Mr. Richardson served for 15 years in New Mexico representing the 3rd Congressional District. In 1997 &1998 Mr. Richardson served as the U.S. Ambassador to the United Nations, and he was unanimously confirmed by the U.S. Senate as Secretary of the U.S. Department of Energy under the President Clinton’s Administration.

Daniel Germain, Chairman of the Nomination Committee and founder of the Breakfast Clubs of Canada, stated “Mr. Richardson, and his diplomatic skills honed through years of public and private service will compliment DayStar's local, national and international presence. One of the reasons he held the positions of Governor, US Secretary of Energy, United Nations Ambassador is because of his level of dedication to protecting the rights and improving the quality of life for people everywhere.”

Since leaving his public service office, Mr. Richardson was named chairman of APCO Worldwide's executive advisory service Global Political Strategies (GPS) and Special Envoy for the Organization of American States (OAS), adding another platform for initiatives within peace and reconciliation in the Western hemisphere. In addition, Mr.Richardson serves as Senior Fellow for Latin America at Rice University's James A. Baker III Institute for Public Policy and has joined several non-profit and for- profit boards, including Abengoa's International Advisory Board, the fifth largest biofuels producer in the U.S., WRI World Resources Institute, Refugees International and the National Council for Science and the Environment.

About DayStar Technologies, Inc:

DayStar Technologies, Inc. (DSTI) is a developer of solar photovoltaic products based upon CIGS thin film deposition technology and is currently embarked on a strategy of strategic partnerships to enter new markets within the global renewal energy industry including ownership and construction of solar and renewable power plants. For more information, visit the DayStar website at http://www.daystartech.com/.

For further information contact, William J Nalley, Orsay Groupe, 305-515-8077, Info@orsaygroupe.com.

Safer Harbor: Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” We undertake no obligation to update any forward-looking statements.

Contact:
William Nalley
Orsay Groupe, Inc.
305-515-8077